UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): June 1, 2012

AMERICAN RENAL ASSOCIATES HOLDINGS, INC.

(Exact Name of Registrant as Specified in Its Charter)

Delaware	333-175708	27-2170749
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

66 Cherry Hill Drive

Beverly, Massachusetts 01915

(Address of Principal Executive Office)

Registrant’s telephone number, including area code (978) 922-3080

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02.	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

As previously disclosed in a Current Report on Form 8-K filed on May 18, 2012, on May 15, 2012, the Boards of Directors (the “Board”) of American Renal Holdings Inc. and American Renal Associates Holdings, Inc. (collectively, the “Company”) elected Joseph A. Carlucci as Chairman of the Board. On June 1, 2012, the Compensation Committee of the Board approved an amendment to Mr. Carlucci’s employment effective May 15, 2012. Such amendment provides the following:

•	The addition of the title of Chairman of the Board.

•	The addition of $100,000 in compensation paid annually in accordance with the Company’s customary payroll practice to compensate Mr. Carlucci for his role as Chairman of the Board.

•

The additional compensation is not considered to be Base Salary for purposes of any bonus paid to Mr. Carlucci pursuant to Section 5.2 of Mr. Carlucci’s Employment Agreement, but is considered to be Base Salary for purposes of any payment due Mr. Carlucci upon termination of his employment (Article 7) and for purposes of computing any payment due Mr. Carlucci upon the election by the Company to extend the Restrictive Period applicable to the restrictive covenants set forth in Article 8 of the Employment Agreement.

Item 9.01	Financial Statements and Exhibits

(d)	Exhibits

Exhibit No.	Description

10.1	First Amendment to Employment Agreement among American Renal Management, LLC, American Renal Holdings Inc., American Renal Associates Holdings, Inc. and Joseph A. Carlucci effective as of May 15, 2012

10.2	Employment Agreement between American Renal Management, LLC, American Renal Holdings Inc. and Joseph A. Carlucci dated March 22, 2010 (incorporated by reference to Exhibit 10.6 to the registration statement on Form S-4 filed by American Renal Holdings Inc. on November 4, 2010)

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

AMERICAN RENAL ASSOCIATES HOLDINGS, INC.

Date: June 6, 2012	By:	/s/ Michael R. Costa
Michael R. Costa Vice President, General Counsel and Secretary